Exhibit 10.5

AEROHIVE NETWORKS INC.

January 16, 2007

David Flynn

Re: Offer of Employment

Dear David:

On behalf of Aerohive Networks, Inc. (the “Company” or “Aerohive”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company. You will start in this new position as of February 1, 2007 (the “Effective Date”), subject to the following terms and conditions contained in this letter.

1.	Duties and Responsibilities

You will be employed by the Company on a part-time basis as the Interim Chief Executive Officer. The period you are employed by the Company as its Interim Chief Executive Officer is referred to herein as the “Interim Term”. During the Interim Term you will be expected to provide services for twenty (20) hours per week on average. At the end of the Interim Term, the Company may in its discretion retain you as its Full-Time Chief Executive Officer. The period you are employed by the Company as its Full-Time Chief Executive Officer is referred to herein as the “Succeeding Term”. The period you are employed by the Company under this offer letter, in either an interim or full-time capacity, is referred to herein as the “Employment Term”.

As the Interim Chief Executive Officer or Full-Time Chief Executive Officer of the Company, you will report to the Company’s Board of Directors (the “Board”) and have the duties and responsibilities customarily associated with such position, including, but not limited to, those duties and responsibilities that the Board may determine from time to time. You will devote your agreed upon business efforts and time to the Company. Further, you agree not to actively engage in any other employment, occupation or consulting activity related to the business of the Company for any direct or indirect remuneration during the Employment Term without the prior written approval of the Board.

In accepting employment with the Company, you are representing that you are under no contractual or other restrictions or obligations that are inconsistent with your obligations arising in connection with your employment with the Company and that you have not and will not breach any obligations to any prior employer or third party in connection with your employment with the Company.

2.	Cash Compensation

Interim Term

During the Interim Term, you will receive an annual base salary of $150,000, which will be paid periodically in accordance with normal Company payroll practices and will be subject to the usual, required withholding.

Succeeding Term

If the Company decides to retain you as its Full-Time Chief Executive Officer, the Board will determine your base salary and bonus at the beginning of the Succeeding Term. In the absence of Board action, during the Succeeding Term you will receive an annual base salary of $250,000, which will be paid periodically in accordance with normal Company payroll practices and will be subject to the usual, required withholding. You will also be entitled to receive an annual cash bonus of up to $75,000, less applicable withholdings and deductions. This cash bonus will be based on meeting certain individual milestones and/or objectives that will be determined and agreed upon within the first 60 days of the Succeeding Term.

3.	Benefits

You will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company (at the Company’s discretion). The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

You will be entitled to such paid vacation as is applicable to the Company’s executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by you and the Company.

4.	Equity

First Option

We will recommend to the Company’s Board that, at the first Board meeting following the Effective Date, you be granted a stock option to purchase 280,000 shares of the Company’s common stock with an exercise price equal to the fair market value of such common stock on the date of grant (the “First Option”). One-twelfth (1/12th) of the shares subject to the First Option will vest each month after the date of grant, subject to your continued service with the Company as its Chief Executive Officer through each such date. You will be given the opportunity to exercise the First Option as to unvested shares, subject to the right of the Company to repurchase any unvested shares at the price you pay for such shares upon your termination as the Company’s Chief Executive Officer for any reason. Any such Company repurchase right will lapse in accordance with the same vesting schedule the First Option was to vest. In all other respects the First Option will be subject to the terms of the Company’s 2006 Global Share Plan (the “Plan”) and the early exercise option agreement (the “Option Agreement”) to be executed by you and the Company, both of which are incorporated herein by reference.

Notwithstanding the foregoing vesting schedule, upon a Change in Control (as defined in the Plan) occurring while you remain the Interim Chief Executive Officer of the Company, the First Option will immediately vest and become exercisable as to one hundred percent (100%) of the unvested shares subject to the First Option.

Second Option

We will also recommend to the Company’s Board that, at the first Board meeting following the Effective Date, you be granted a second stock option to purchase 2,240,000 shares of the Company’s common stock with an exercise price equal to the fair market value of such common stock on the date of grant (the “Second Option”). Twenty-five percent (25%) of the shares subject to the Second Option will vest one (1) year after the commencement of the Succeeding Term and one-forty eighth (1/48th) of the shares subject to the Second Option will vest monthly thereafter, so that the Second Option will be fully vested and exercisable four (4) years from the commencement of the Succeeding Term, subject to your continued service to the Company through each such date. You will be given the opportunity to exercise the Second Option as to unvested shares, subject to the right of the Company to repurchase any unvested shares at the price you pay for such shares upon your termination as the Company’s Chief Executive Officer for any reason. Any such Company repurchase right will lapse in accordance with the same vesting schedule the Second Option was to vest. If by the one-year anniversary of the Effective Date you have not commenced employment as the Company’s Full-Time Chief Executive Officer (or such earlier date as you and the Company agree that you will not become the Company’s Full-Time Chief Executive Officer), the Second Option will automatically terminate to the extent not exercised and the Company will have the right to repurchase any shares purchased by you under the Second Option at the price you paid for such shares. In all other respects the Second Option will be subject to the terms of the Plan and the early exercise option agreement to be executed by you and the Company, both of which are incorporated herein by reference.

Notwithstanding the foregoing vesting schedule, if, within twelve (12) months after a Change in Control (as defined in the Plan), you are terminated by the Company other than for Cause (as defined below), death or Disability (as defined in the Plan) or you resign for Good Reason (as defined below), and, in either case you sign and do not revoke a release, then, in addition to the portion of the Second Option already vested by the date of such termination or resignation, the amount that equals fifty percent (50%) of the unvested shares subject to the Second Option will immediately vest and become exercisable.

5.	Definitions

For purposes of this letter, “Cause” means: (i) your engaging in knowing and intentional illegal conduct that is determined by the Board to be materially injurious to the Company or any of its affiliates; (ii) your violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company or any of its affiliates; (iii) your material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the

Company or any of its affiliates; (iv) your being convicted of, or entering a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates; (v) your continued and willful violations of your obligations to the Company as an employee of, or consultant to, the Company or any of its affiliates and your failure to cure such violations within the thirty (30)-day period following written notice from the Board; or (vi) any breach by you of any material provision of the terms of your employment or engagement by the Company that is determined by the Board to be materially injurious to the Company.

For purposes of this letter, “Good Reason” means (i) without your written consent, the assignment to you of any duties or the reduction of your duties, either of which results in a significant diminution in your position or responsibilities with the Company (including a parent or subsidiary of the Company) in effect immediately prior to such assignment or reduction, or the removal of you from such position and responsibilities, unless you are provided with comparable duties, position and responsibilities (as, for example, if following a Change in Control, you remain Chief Executive Officer of the Company, but are not made Chief Executive Officer of the acquiring entity, Good Reason will not exist); (ii) without your written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (iii) a material reduction by the Company (including a parent or subsidiary of the Company) in your base salary or bonus opportunity as in effect immediately prior to such reduction; (iv) a material reduction by the Company (including a parent or subsidiary of the Company) in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (v) the failure of the Company to obtain the assumption of this letter by any successor.

6.	Conditions to Employment

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

As a condition of your employment, you are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which is hereby incorporated by reference. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) the Company will pay all of the arbitration fees (not including legal expenses), other than the amount you would have otherwise been required to pay to file a claim in court.

Your employment is also conditioned upon your providing the Company with the legally required proof of your identity and authorization to work in the United States.

7.	Applicable Law; Severability

The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company. This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter will continue in full force and effect without such provision.

8.	Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter, together with the Plan, the Option Agreements, the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, will constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this letter.

You acknowledge that you have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement. You further acknowledge that this offer and the terms and conditions contained herein are in all respects subject to approval by the Board.

If you accept this offer, please sign and date this letter in the space provided below and return it to me no later than January 18, 2007. A duplicate original is enclosed for your records. We look forward to working with you at Aerohive.

Sincerely,

/s/ Changming Liu
Changming Liu
For Aerohive Technology, Inc.

I accept the above offer,

/s/ David Flynn	Dated: January 18, 2007
David Flynn

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